Exhibit 99.1

Brigham Exploration Announces Triple Crown North Discovery and Provides

Operational Update

        AUSTIN, Texas, Dec. 6 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced the successful completion of its Triple Crown North joint venture well, the Sullivan C #30, and provided an operational update.

        ONSHORE GULF COAST VICKSBURG TREND

        Triple Crown North Joint Venture Discovery - Brigham recently fracture stimulated and commenced producing the Sullivan C #30 to sales from commingled Lower Vicksburg “5”and “6” intervals. The initial production rate was approximately 3.8 Mmcf of natural gas, 216 barrels of oil and 120 barrels of water per day, or on an equivalent basis 5.1 Mmcfe per day, with a flowing tubing pressure of 5500 psi. The Sullivan C #30 encountered approximately 29 feet of apparent net pay in the Lower Vicksburg, over 200 feet structurally high to the only other Lower Vicksburg well in the fault block, the Dawson #1.

        The Sullivan C #30 also encountered approximately 43 feet of apparent net pay in various Upper Vicksburg intervals, which remain behind pipe. Although the previously drilled Sullivan F #31 well encountered approximately 65 feet of apparent net pay, based on third party petrophysical analysis, the Upper Vicksburg zones encountered in the Sullivan C #30 appear to have comparable or slightly superior reservoir attributes. The Sullivan F #31 commenced production at an initial rate of approximately 9.0 Mmcfe per day. Depending on production performance, the Upper Vicksburg zones in the Sullivan C #30 may be stimulated and commingled into the production stream with the currently producing Lower Vicksburg intervals.

        Brigham operated the drilling of the Sullivan C #30, which was drilled to a total depth of approximately 14,200 feet. The Company retains a 57.5% after casing point working interest and 43% net revenue interest in the Sullivan C #30, the first well in the approximately 780 acre Triple Crown North joint venture. Brigham will operate any subsequent development drilling, and plans to commence a development well in early 2005.

        Commencement of Archangel Joint Venture Exploration Well - Brigham commenced the first test in its recently announced Archangel Joint Venture, the Sullivan A #1, in mid-November. The Sullivan A #1 is currently drilling at a depth of approximately 11,700 feet. Brigham anticipates reaching the top of the Vicksburg interval, where the Company plans to run its intermediate casing, in the next several days. The Sullivan A #1 should reach total depth around year-end. Archangel is a high risk and high reserve potential, seismically defined Vicksburg exploration test in the same general area as Brigham’s Triple Crown, Floyd, Floyd South and Home Run Vicksburg Fields. Brigham operates the drilling and completion of all wells drilled under the joint venture, with its major integrated oil company participant having the option to take over operations subsequent to completion to sales. Brigham will retain a 55% after casing point interest in the Sullivan A #1, as well as any subsequent wells drilled on approximately 1,000 net leasehold acres over the structure.

        Bud Brigham, the Company’s Chairman, CEO and President, stated, “Although we had hoped to find thicker sands in the Lower Vicksburg with our Sullivan C #30 well, we did encounter the Vicksburg structurally higher than anticipated. It now appears that, with continued good results, we could ultimately drill up to twelve locations to fully develop the Triple Crown Field. Eight of these potential locations would be located in our Triple Crown North joint venture where we retain a 57.5% working interest. Of these eight locations, four would likely be Lower Vicksburg tests in the same fault block as our Sullivan C #30, while the other four would be Upper Vicksburg potential locations in an adjacent and untested fault block which is up thrown to proven Upper Vicksburg production in our Triple Crown Field. The other four potential locations are located outside the Triple Crown North joint venture but in our Triple Crown Field, and these are primarily Upper Vicksburg. We would expect to retain working interests of at least 42% in these potential wells.”

        ONSHORE GULF COAST FRIO TREND

        Commencement of High Reserve Potential Deep Frio Exploration Test - Brigham recently commenced drilling the Sartwelle #3, which is currently drilling at a depth of approximately 3,000 feet. The Company operates the Sartwelle #3 with a 75% working interest. The well is a deep directional test of a large reserve potential structure with multiple Lower Frio sand objectives. The same complex in the shallow Frio section has produced approximately 400 Bcfe, approximately 200 Bcfe of which was trapped against the same key trapping fault as Brigham’s targeted deeper sands. The Sartwelle #3 will be the first well to test the deeper structure at a total depth estimated at 14,350 feet. Results are expected around year-end.

        Other Frio Activity -- Brigham is currently completing the McKissick #1 in Matagorda County, Texas, which encountered approximately 23 feet of potential net pay in the Frio F-21 and F-22 intervals. Brigham operates the McKissick #1 with a 50% working interest, with results expected in the next several weeks. Also in Matagorda County, Brigham will operate the drilling of a 15,000 feet deep Frio test with a 50% working interest. The Company expects to commence this well in mid to late December, and expects to reach total depth in early February. A number of other deep Frio exploratory wells are also planned for 2005.

        ANADARKO BASIN HUNTON TREND

        Mills Ranch #1-99S Completion -- Brigham completed its Mills Ranch #1-99S to sales from the Hunton and deeper intervals on October 8th, at a commingled rate of approximately 8.0 Mmcf of natural gas and 120 barrels of oil (8.7 Mmcfe) per day. On the Company’s quarterly conference call on November 3rd, Brigham announced that the well was producing approximately 2.5 Mmcfe per day. Currently, the Mills Ranch #1-99S is producing approximately 1.3 Mmcfe per day, or approximately 0.8 Mmcfe per day net to Brigham’s 63% revenue interest.

        Currently Drilling 100% Working Interest Mills Ranch Field Well - Brigham is currently drilling the Mills Ranch #2-98 at a depth of approximately 11,100 feet, targeting various carbonate intervals between three currently producing wells. Brigham plans to drill this well to a depth of approximately 25,200 feet in order to test the reserve potential in various deeper intervals, including the Arbuckle, with results expected late in the second quarter of 2005.

        Bud Brigham stated, “The Mills Ranch #1-99S found the Hunton Chimney Hill approximately 800 feet high to a well completed in 1981 that has produced approximately 16 Bcfe, and which continues to produce 23 years after its completion. Based on our 3-D seismic mapping of the structure, and given how high we came in structurally, we believed that it was likely that we had added significant reserves. However, the decline we’ve seen to date indicates that the reservoir is more depleted than expected, and that it may be connected with the reservoir of the existing producer located approximately one mile to the west. We will know more over time, but given that this was a development well the current results appear to be below our expectations.”

        Bud Brigham further stated, “The Mills Ranch #2-98 is one of three high reserve potential projects currently drilling. The Sartwelle #3 and the Sullivan A#1 are the other two, and success on any of these three projects could materially impact our net asset value. We are fortunate to have such a deep and growing inventory of these high potential projects, located primarily in the Frio, Vicksburg and Hunton trends, and we currently plan to test seven high potential prospects during 2005.”

        ANADARKO BASIN GRANITE WASH TREND

        Hemphill County, Texas Granite Wash Discovery - Brigham has completed the Hobart Ranch 19-1 and Patrick 22-2 wells, both at initial rates of approximately 1.0 Mmcfe per day. The Company retained working interests of 49% in the Hobart Ranch 19-1, and 98% in the Patrick 22-2 wells. Brigham is now completing the Hobart Ranch 60-1, in which the Company retains a 98% working interest, and is currently drilling the Hobart 60-2 with a 98% working interest. With continued success, up to 90 potential development locations could be drilled to develop Brigham’s contiguous block of approximately 3,958 gross and 2,100 net acres in the area.

        WEST TEXAS HORSESHOE ATOLL TREND

        Canyon Reef Completion -- Brigham’s recently completed Vieques #1 commenced production at approximately 50 barrels of oil, 20 Mcf of natural gas and 100 barrels of water per day from the Canyon interval. Brigham currently anticipates commingling this pay interval with the previously production tested deeper Strawn interval. In the same area, Brigham has plugged the Yale #1 as a dry hole. Brigham retained a 100% working interest in the Yale #1, which tested the Canyon Reef at a depth of approximately 8,800 feet.

        2004 OPERATIONAL STATISTICS

        Brigham has spud fifty-seven wells thus far in 2004, retaining an average working interest of approximately 46%. Forty-six of these wells have been or are currently being completed, four have been plugged and seven are currently drilling. Brigham’s gross and net completion rates thus far in 2004 are 92% and 86%, respectively. Brigham currently plans to commence drilling operations on approximately four additional wells during the fourth quarter.

        About Brigham Exploration

        Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

        Forward Looking Statement Disclosure

        Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

        Contact: John Turner, Manager of Finance & Investor Relations
                       (512) 427-3300

SOURCE Brigham Exploration Company
            -0-                                                   12/06/2004

        /CONTACT: John Turner, Manager of Finance & Investor Relations of Brigham
Exploration Company, +1-512-427-3300/

        /Web site: http://www.bexp3d.com /
       (BEXP)

CO: Brigham Exploration Company
ST: Texas, Oklahoma
IN: OIL
SU: DSC